As filed with the Securities and Exchange Commission on December 21 , 2007.

Registration No. 333-42283

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
To
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ARCHSTONE-SMITH OPERATING TRUST
(Exact name of registrant as specified in its charter)

Maryland	6798	90-0042860
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Caroline Brower
Executive Vice President and General Counsel
Archstone-Smith Operating Trust
9200 East Panorama Circle, Suite 400 Englewood, Colorado 80112 (303) 708-5959	9200 East Panorama Circle, Suite 400 Englewood, Colorado 80112 (303) 708-5959
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies To:
Christine C. Lehr
DLA Piper US LLP
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612
(919) 786-2000
     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-42283) (the “Registration Statement”), which was originally filed on December 15, 1997, is being filed to deregister unsold debt and equity securities of the registrant, Security Capital Pacific Trust (now known as Archstone-Smith Operating Trust) (the “Operating Trust”).
     On October 4, 2007, the Operating Trust completed its merger with River Trust Acquisition (MD), LLC (the “Operating Trust Merger”) and certain other transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 28, 2007, as amended by Amendment No. 1 thereto, dated as of August 5, 2007, by and among Archstone-Smith Trust, the Operating Trust, River Holding, LP, River Acquisition (MD), LP and River Trust Acquisition (MD), LLC (as amended, the “Merger Agreement”). In a separate transaction, on October 5, 2007, Archstone-Smith Trust completed its merger with and into Tishman Speyer Archstone-Smith Multifamily Series I Trust, an assignee of River Acquisition (MD), LP (the “Company Merger” and, together with the Operating Trust Merger, the “Mergers”), and certain other transactions contemplated by the Merger Agreement. Tishman Speyer Archstone-Smith Multifamily Series I Trust, River Holding, LP, River Acquisition (MD), LP and River Trust Acquisition (MD), LLC are jointly controlled by affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc.
     This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all debt and equity securities, the sale of which was registered under the Registration Statement, that were not sold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 18, 2007.

ARCHSTONE-SMITH OPERATING TRUST

By:	/s/ Thomas S. Reif

	Name: Title:	Thomas S. Reif Associate General Counsel and Group Vice President
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Scot Sellers R. Scot Sellers	Chief Executive Officer (Principal Executive Officer)	December 18, 2007

/s/ Charles E. Mueller, Jr. Charles E. Mueller, Jr.	Chief Financial Officer (Principal Financial Officer)	December 18, 2007

/s/ Ash K. Atwood	Controller	December 18, 2007
Ash K. Atwood

*	Trustee	December 18, 2007
Tishman Speyer Archstone-Smith Multifamily Series I Trust

* By:	/s/ Michael Benner

Name Michael Benner Title: Vice President and Secretary